UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): November 10, 2011 (November 8, 2011)

NETWORK CN INC.
(Exact name of registrant as specified in its charter)

Delaware	000-30264	90-0370486
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

Suite 3908, Shell Tower Times Square, 1 Matheson Street Causeway Bay, Hong Kong
(Address of principal executive offices)

(852) 2833-2186
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 8, 2011, the Board of Directors (the “Board”) of Network CN Inc. (the “Company”),  resolved to increase the authorized number of Board members from five to six members, and to appoint Mr. Charles Liu to fill the vacancy occasioned by the increase, effective as of November 16, 2011 (the “Effective Date”).   The Board also appointed Mr. Liu to serve as a member of the Company’s Audit Committee and Nominating Committee as of the Effective Date.

The Board has also determined that Mr. Liu qualifies as an “independent” director as that term is defined by the rules of the Nasdaq Stock Market.

Mr. Charles Liu.  Mr. Liu, aged 61, has over 38 years’ experience in the banking industry, and has worked since January 2009 as a financial advisor to various listed and private companies.  Prior to that, Mr. Liu served from August 1970 to December 2008, in various capacities with Citibank Hong Kong, and since March 2004, as Director of its Asia Pacific Regional Processing Center, focusing on syndicated loans, agencies and trusts.

The Company has not entered into any written agreement with Mr. Liu, but as a non-employee director of the Company, he will be entitled to a monthly cash fee of $1,500 and will be granted an award of 75,000 shares which shall be vested on June 30, 2012, so long as he continues in his role as a director that date.

There are no arrangements or understandings between Mr.  Liu and any other persons pursuant to which he was selected as a director and there are no transactions between the Company and Mr. Charles Liu that would require disclosure under Item 404(a) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NETWORK CN INC.

Dated: November 10, 2011	By:	/s/ Earnest Leung
Earnest Leung
Chief Executive Officer

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